Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

EPIC - Q4 2007 Epicor Software Earnings Conference Call

Event Date/Time: Feb. 07. 2008 / 5:00PM ET

CORPORATE PARTICIPANTS

Damon Wright

Epicor Software - Head Investor Relations

George Klaus

Epicor Software - Chairman and Chief Executive Officer

Michael Piraino

Epicor Software - Executive Vice President and CFO

Mark Duffell

Epicor Software - President and Chief Operating Officer

CONFERENCE CALL PARTICIPANTS

John Mayetta

Needham and Company - Analyst

Steve Koenig

Keybanc Capital Mkts - Analyst

Brandon Chan (ph)

Piper Jaffray & Co. - Analyst

Abhey Lamba

UBS - Analyst

Terry Tillman

Suntrust Robinson Humphrey - Analyst

Richard Baldry

Canaccord Adams - Analyst

Brad Sills

Lehman Brothers - Analyst

PRESENTATION

Operator

We’d like to welcome you to this Epicor quarter four and year-end 2007 earnings results conference call. As a reminder, today’s call is being recorded. And at this time, I’d like to turn the conference over to Mr. Damon Wright, Head of Investor Relations for Epicor. Please go ahead, sir.

Damon Wright - Epicor Software - Head Investor Relations

Thank you, Daya. And thank you all for joining us on our call this afternoon to discuss Epicor’s 2007 4th quarter financial results. We’ll also be covering our outlook for the 2008 first quarter in full-year. In addition, we’ll be discussing the completed acquisition of NSB Retail Systems which, as announced this morning, closed today. Both the Earnings and NSB press releases may be accessed on our website at www.epicor.com under the Investors section. Joining us on today’s call are George Klaus, Epicor Chairman and CEO, Mark Duffell, President and COO, and Michael Piraino, Executive Vice President and CFO. George will begin the call with a few comments, followed by Michael who will discuss the financial results in more detail and provide financial guidance. Following the prepared remarks, we will conduct a question-and-answer session. Before I begin, I appreciate your patience as I review our Safe Harbor statement.

The discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the company’s expected revenue, earnings and other financial results, which include our acquisition of NSB, as well as expected new product releases and other statements that are not historical facts. Actual results may differ materially from those expressed or implied in forward-looking statements. For discussion of such risks and uncertainties, which could cause actual results to differ from those contained in our forward-looking statements, please see our Annual Report on Form 10-K for the period ended December 31, 2000 and our quarterly report on Form 10-Q for the quarter ended September 30, 2007.

Today’s comments will also include a discussion of certain non-GAAP financial measures, such as adjusted EBITDA and non-GAAP revenue and non-GAAP earnings, which exclude amortization of prior intangible assets, stock-based compensation expense, restructuring and other charges. The most directly comparable GAAP financial measures and information reconciling the company’s non-GAAP and GAAP results are included in our earning’s release in the Form 8-K to be filed with the SEC. I would also like to point out, unless otherwise specifically referenced, all financial expectations for 2008 include the contribution from the acquisition of NSB on a non-GAAP basis.

With that, I would like to turn the call over to George. George?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

Thank you, Damon. And thanks to everyone joining us this afternoon.

Our fourth quarter topped off another excellent year of company-wide execution for Epicor, where we saw a record financial performance across every revenue line, as well as our non-GAAP profitability. Our record license revenues were as strong and important validation by our most important critics, our customers, of the strength of our markets, our sales teams, our pipelines, our software solutions, our business model, and our go-to-market strategy. Our fourth quarter and full-year financial performance also underscores our confidence at Epicor is extremely well positioned in the market that we target.

Year after year, we continue to experience an increase in demand, coupled with further market momentum. Importantly, we are not seeing any increase or change in the competitive environment. Our strong 2007 year marks the four consecutive year of double-digit growth in license revenue, total revenue, and non-GAAP earnings. Additionally, we generated an excess of $66 million in cashflow from operations for the year, highlighted by $23 million in cashflow from operations in the fourth quarter. We continue to do a very good job of forecasting our annual top and bottom line growth rates. While we fully understand that Wall Street judges us each and every quarter, businesses are meant to be run with our longer-term objectives in mind, with strategies that are generally required to be at least 12 months or more in the future in order to be effective and to be meaningful.

Our accuracy in projecting annual growth rates was evidenced once again in 2007 as we exceeded the initial total revenue expectations of $420 to $425 million and hit the top end of the EPS of $0.83 to $0.85 that we provided to you more than a year ago. Admittedly, we achieved the strong results in a bit different manner than we and Wall Street originally expected, and there were some peaks and valleys over the course of the year. We had an excellent start and a fantastic finish to 2007, although we did experience some growing pains in the middle of the year. However, throughout the year, we remained highly confident in our long-term business model and in our positioning within our markets. As such, we made sure we did not deviate from the core strategies we put in place prior to the beginning of the year, and our full-year performance speaks well for itself. It is clear that Epicor is repeating the rewards of our strategy to expand our addressable market by moving up market. Our strong fourth quarter was driven in part by our new record for our top 10 license deals which average in excess of $600,000 dollars for software licenses alone. We continue to maintain a strong focus on our more traditional markets. And our success in winning bigger deals was complemented by solid execution in our core mid-market businesses, as evidenced by the additional 232 new named customers in Q4, bringing the total new customers for 2007 to more than 740.

During the fourth quarter, we also enjoyed retention rates of 94% and won back a record 183 customers who had previously gone off maintenance that now had been brought back on maintenance based on our product strategy going-forward. Win backs for the year totaled 689, which equates to at least $4 million and annual maintenance revenues going-forward. Bringing these two numbers together, new-name wins and customer win backs added more than 1,400 customers to our base as we enter 2008. Our ability to continually successfully add 700 to 800 new logos, plus win back approximately 500 to 700 customers every year, is an important part of Epicor’s gross strategy. The significant number of annual new-customer wins will continue to benefit Epicor for years to come by adding to our consulting backlog and our maintenance backlog. Additionally, our new-logo wins and customer win backs contribute to our highly profitable maintenance revenues and increase as a number of based customers into which we can sell additional license functionality and seats.

As discussed with you at the end of 2007, to augment our successful go-to-market strategy in the first quarter, we have bifurcated our new-name sales team. Based on company size and varying by geography and by vertical, we now have a new-name sales force focused solely on companies under a certain size and a new-name sales force focused on companies over a certain size. This slight organizational refinement plays to the strengths of individuals throughout our new sales team organization and has been very well received with zero distraction to our business in the quarter.

Before I turn the call over to Michael, I wanted to make a few comments on our acquisition of NSB, which was finalized earlier today. We are extremely pleased to have closed this acquisition ahead of our original expectations of mid to late February. As we believe NSB is an excellent next step in our stated commitment to grow Epicor both organically and through highly strategic and creative acquisitions, this most certainly creates a larger, stronger, and more profitable Epicor. We have an excellent history of integrating acquisitions on a timely basis while meeting our financial and technology commitments of providing value to our customers, our employees and our shareholders. We have begun the integration process already with several kickoff meetings that have already been scheduled. We expect to rapidly combine functional teams, including sales, professional services, support, and research and development. Additionally, we expect to be able to leverage Epicor’s existing market and general and administrative infrastructure across all functions of the two companies within the first half of 2008. We will also be making special efforts to reach out to our current and targeted retail customers to ensure that they understand our approach to product rationalization, as well as the fact that it is our practice not to [sun set] products.

While we are not providing additional specifics at this time other than the increased revenue and EPS guidance which Michael will cover in a few minutes, we have already identified substantial synergies, excellent cross-selling opportunities, and significant economics of scale that we expect to realize across the combined company. We are working to quickly be in a position to execute on these plans. ur expectation for material accretion from the addition of NSB in 2008 are conservatively based on cost synergies only, the positive effect of which we believe will prove even greater over the longer term and into 2009 and beyond.

We do plan to be prudently conservative in our expectations [where] revenue and earnings contribution from NSB in 2008, and we’re also factoring in the potential for Epicor license sales in the retail vertical in general to be back half loaded in the year, based on customers potentially delaying purchasing decisions as they digest the combination of the two companies and we roll out our retail product strategies. I want to stress that we do not expect to lose any significant business in the retail vertical. And feedback from current and targeted customers of both companies has been excellent regarding the combination as they see the opportunity to benefit from the combined strengths of both companies. In fact, I believe Epicor will be invited to participate in the vast majority of all specialty RFPs for the retail sector.

I’m now going to ask Michael to cover our Q4 financials and update our 2008 guidance. After which, I’ll provide a few additional remarks and open the call up for questions. Michael?

Michael Piraino - Epicor Software - Executive Vice President and CFO

Thank you, George. And again, thanks to everyone for joining this afternoon.

Turning to the specifics of a very strong fourth quarter. Total 2007 fourth quarter revenue of $119.7 million was up approximately 15% year-on-year to our highest quarterly revenue ever. 2007 fourth quarter GAAP net income was $22.5 million or $0.38 per diluted share, compared to $6.7 million or $0.12 per diluted share in Q4 2006. GAAP net income for the 2007 fourth quarter benefited from $14 million or $0.24 per diluted share, related to a noncash income tax benefit due to the release of deferred tax valuation allowances. Unlike our previous valuation release in 2005, which significantly impacted our provided tax rate going-forward. we expect this valuation release to have a minimal impact on our 2008 rate. 2007 fourth quarter non-GAAP net income increased more than 30% to $15.9 million or $0.27 per diluted share, compared to non-GAAP earnings of $12.3 million or $0.21 per diluted share in the 2006 fourth quarter.

While we are pleased with our earnings performance for the quarter, it is important to point out that our net income was negatively impacted in the quarter by some additional expense. As a result of the acquisition of NSB announced in December, mid-December 2007, we had to defer approximately $600,000 in retail license revenues related to a customer wanting to wait to receive more clarity on our go-forward combined company product rationalization. Since this was not related to the sales process, we felt it proper to pay commissions on this deal, so we were hit with all the expense but received none of the revenue or margin benefits. Had we recognized the revenue in the fourth quarter, we would have experienced the positive impact to earnings of approximately $0.01 per diluted share. This deferred revenue is expected to fall directly to the bottom line in 2008. We also believe that there were some current and perspective retail customers that have delayed their purchasing decisions, again, as they wait for our combined retail product strategy.

As you would expect, we also had to catch up on some [accrue] for our chairman’s club trip and management performance incentive plans, as our record license revenues drove many of our employees to reach or exceed quotas, negatively impacting net income by approximately a $0.01. While we continue to do a good job on the expense line, we were disappointed to see adjusted EBITDA margins down sequentially from Q3 to 50 basis points in Q4 to 17.1 primarily due to the items adding additional expense that I just covered. This also impacted our second-half goal to increase adjusted EBITDA margins by 4 to 500 basis points over the first half. Second-half adjusted EBITDA margins did increase by 310 basis points to 17.4 versus 14.3 in the first half, which is excellent improvement although it did fall a little short of our goal.

We do not believe these items will impact us in 2008, and as such, we expect full-year 2008 adjusted EBITDA margins to realize the full operating leverage that we expected in 2007. For the 2008 year, we expect adjusted EBITDA margin improvement of 300 to 400 basis points over full-year 2007 adjusted EBITDA margins. Similar to 2007, we expect to see linear improvement throughout the year. We’ve provided an adjusted EBITDA reconciliation table in our press release table. Overall, 2007 fourth quarter gross margins, excluding amortization, were 57.8%, up strongly by 270 basis points sequentially from Q3 2007 overall gross margins of 55.1%. 2007’s fourth quarter software license revenue was extremely strong, up more than 18% year-on- year to $38.2 million. The strength of this performance is emphasized when you consider that we grew software revenue year-over-year by 26% in last year’s fourth quarter. Software license gross margins, excluding amortization , were up sequentially to 78.5% versus 76.9% in Q3, primarily due to product mix. 2007 fourth quarter consulting revenue, continued to demonstrate strong year-on-year increases up 20% to $35.1 million.

Consulting gross margins were flat sequentially at 17.9%, based in part on adding more than 30 new consultants to our professional services organization to ensure we were appropriately staffed to handle some of the larger contracts that we were winning. We expect consulting margins to trend upward throughout the 2008 year, starting around 19% and building to approximately 23% or better by the end of 2008. We continue to experience the benefit of posting year-after-year of double-digit license revenue growth, with retention rates in the mid-90% range as 2007 fourth quarter maintenance revenue, again, experienced very solid growth of a large base, increasing year-on-year by 8% to another all-time record of $41.4 million. Maintenance is our largest and most profitable revenue segment, helping to drive excellent cashflows for Epicor. Maintenance grown gross margins maintain their highest point of the 2007 year, which was reached in Q3 coming in at 78.6% for the fourth quarter. Hardware and other revenues were in line with our expectations at around $5 million. As expected, hardware and other revenue gross margins were 6.8 for the quarter, a reflection of end-of-year seasonality and some year-end adjustments to inventory reserves.

Now, moving on to some additional quarterly metrics, our mix of Americas and international software license revenues for the quarter was split approximately 66% Americas, 34% international. All verticals and geographies were strong. While we generally do not provide additional granularity, I do want to mention that our UK new-business sales team had an exceptional quarter, more than making up for the weakness they experienced earlier in the year. Additionally, even with the large license deferral in our retail business, we had one of our strongest quarters ever in the retail vertical. The 2007 fourth quarter total revenue did benefit from currency fluctuations.

Now, turning to operating expenses. Total Q4 operating expense was $50.4 million, excluding $400,000 in restructuring and other expense, were 42% of revenue, up sequentially by approximately 90 basis points from Q4, 2006. Specifically, though, by category for Q4, sales and marketing expense was approximately $24.8 million in the quarter or 20.7% of revenue, down slightly compared to $21.7 million or 20.8% of revenue last year. Software development continues to benefit from our strategy to offshore much of our R&D effort and was up slightly at the percentage of revenue $10 million or 8.3% of revenue, versus $8.3 million or 7.9% in the same period last year. General and administrative expenses were $15.7 million or 13.1% of revenue, versus last year’s G&A expense of $13 million or 12.5% of revenue.

G&A for the fourth quarter is up year-over- year in total dollars and as a percentage of revenue due to Q4 is a very strong revenues, creating a situation where we had to true up incentive payouts due to the company’s significantly higher revenue performance. We have strong collections during the quarter in excess of $122 million or approximately 102% of revenue.

Days sales outstanding were 76 days up slightly from 75 last quarter, primarily due to the renewal of maintenance contracts for the both of our [scholar] international customers, which takes place on December 31 and added approximately 4 days to DSOs. Deferred revenue was $71.2 million, up more than $6 million from Q3 of 2007, reflecting annual maintenance renewals on December 31, from the bulk of our international [scholar] customers as I mentioned above, as well as some additional license deferrals. Cashflow from operations continues to be very strong at $23 million for the quarter. As of December 31, 2007, the balance sheet included $161 million in cash, designated for the acquisition of NSB, which closed today, as well as cash and cash equivalents and short term investments of $76.5 million.

Now, I’d like to cover our financial guidance for 2008. Despite uncertainties in the economy, we remain cautiously optimistic about our business in 2008. And with that mindset, we prepared guidance ranges, including our expectations for fully integrating NSB which we believe are realistic, additionally, as George mentioned, based on the work we will be doing an integrating NSB completely in the Epicor as soon as possible. We are taking a very conservative outlook for our retail vertical license revenue which we believe is prudent. Some cycles may lengthen as we roll out our product strategy to our combined customers. Our outlook and pipelines continue to support expectations for license revenue growth of 8% to 10% in all of the other verticals we addressed. We expect 2008 full-year total non-GAAP revenues to be in the range of $545 to $555 million. Full-year non-GAAP license revenue is expected to range between $120 and $130 million. Hardware revenue is expected to be in the range of

$30 to $35 million. Non-GAAP earnings per diluted share is expected to be $1.02 to $1.06 for the year. I want to point out that in addition to providing non-GAAP earnings per share guidance, our 2008 revenue guidance is also provided on a non-GAAP basis, as it includes deferred revenues from NSB that are expected to be written off as required by purchase accounting in accordance with GAAP reporting.

We currently expect to write off $8 to $10 million in NSB deferred revenue for the 2008 fiscal year, approximately $1 million of which will be license revenue, with the remainder consisting of maintenance revenue. For the 2008 year, we currently expect gross margins to slightly decline by 80 to 100 basis points over 2007, reflecting the additional low-margin hardware contribution from our acquisition of NSB. Full-year spending on sales is expected to be down by more than 150 to 200 basis points as a percentage of revenue from 2007 at around 13%. However, sales expense is expected to be approximately 15% of revenue at 15 in the first quarter of 2008, as we invest in additional sales programs and personnel. Marketing expense is expected to be flat year-on-year at around 3.8%. Software development for the year is expected to be approximately 10% of revenue, up approximately 130 basis points, as we prepare to launch Epicor 9. G&A expenses for the 2008 year are expected to be down by approximately 100 basis points as a percentage of revenue to around 12.6%, reflecting continued operating leverage, as well as leverage in the integration of NSB.

For the 2008 first quarter, we expect total non-GAAP revenue to range between $112 to $115 million, including the contributions from NSB from today’s date. Hardware revenue is expected to be approximately between $5 to $6 million. Non-GAAP earnings per diluted share is expected to be $0.16 to $0.17 for the quarter. We believe we do a very good job at forecasting our expected annual license growth. However, as evidenced this past year, we saw quarterly license revenue exceed our guidance by more than 23% at the top end and missed our guidance by 8% to 10% on the low end. It’s quite normal for our business to experience fluctuations from quarter to quarter, which is particularly true, due to our focus on new-name business and our ability to successfully move up markets. As such, and coming off a record licensed revenue quarter, we believe this was the right time to slightly change our license guidance methodology, and we will no longer be providing quarterly license guidance. We continue to be focused on delivering solid year-on-year growth as reflected in our 2008 full-year guidance.

The company’s full year 2008 non-GAAP net income guidance excludes current expectations for full-year amortization of intangible assets of approximately $19.3 million, and full-year stock-based compensation expense of approximately $8.1 million each net of tax. Full-year 2008 non-GAAP earnings per share expectations assume a weighted average share count of $59.5 million shares. That’s my report, and now I’d like to turn the call back over to George. George?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

Thanks Michael. So, prior to opening the call for Q&A, I wanted to take a few brief minutes and make some comments on the state of the market that Epicor targets. Obviously, everywhere you turn, there’s a huge amount of pessimism regarding the economy and the outlet for growth in 2008. Despite what everyone is predicting, from the local daily newspaper to the most notable economic guru, the majority of the checks we’ve made and performed indicate continued solid demand for our specific target markets and for our software solutions. Industry analysts project IT spending growth in our markets that we cover, and they note that ERP is one of the top spending priorities in the markets we cover. Our customers say they have budgets to spend, and our pipelines and channel checks report our expectations for solid growth in 2008. We have virtually zero direct exposure to the financial or housing industries.

The mid-market and especially the four verticals we are focused on appear to be more sheltered than others. This does not come as a surprise to us, as we have a long history in this industry and have experienced economic downturns before. The positive difference for Epicor today versus other downturns is that we are now a large global organization doing business in more than 144 countries around the world. We’re vertically focused on very specific industries and actually concentrate on subvertical in many of those industries. In addition, we are selling products that are at the very early stage of their life cycle. It is also important to remember that our solutions provide a near-term return on investment for our customers who may be looking to become more efficient in an effort to save money or to reduce head count. We have entered into 2008 cautiously optimistic and have provided what we believe is prudent financial guidance that we expect will establish a record of consistent quarterly financial executions to complement the consistent annual financial execution we have demonstrated year-after-year. Those are my comments and with that, Operator, we’d like to open the call for questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS) Let’s pause for just a moment. And let’s take a question from John Mayetta with Needham and Company.

John Mayetta - Needham and Company - Analyst

Okay. Thanks very much. George, you just commented on it, but I was wondering if you could qualitatively describe the strength of the pipeline this quarter Q1 as compared to Q1 a year ago?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

I think the comment that I can successfully make is that our pipeline is stronger than it was a year ago, and while it has been, I think we continue to get smarter and smarter in the way we fill our pipeline and scrub our pipeline, so I think the pipeline is a little stronger and certainly of higher quality.

John Mayetta - Needham and Company - Analyst

Got it. Okay. And then, Michael, non-GAAP tax rate. Was that the same as the tax provision quota in the release, 33.4%?

Michael Piraino - Epicor Software - Executive Vice President and CFO

No. The non-GAAP tax rate would be slightly less, closer to 31% for the fourth quarter.

John Mayetta - Needham and Company - Analyst

Yes, okay. And then, how should I think about non-GAAP tax rate moving forward into 2008?

Michael Piraino - Epicor Software - Executive Vice President and CFO

I think the GAAP tax rate that we have presumed in the 2008 guidance is around 37%, and I think that’s conservative. The non-GAAP would be slightly lower than that, and if you’re modeling, I would put that in the 35.5% range.

John Mayetta - Needham and Company - Analyst

Okay. And then just last question with regard to commission accelerators. You said it costs roughly $0.01. Was that sort of the internal expectation given the performance, or $0.01 over and above what you would have expected?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

Well, that would be as a result of the software guidance we gave initially, which was around $31 million and we wound up going [$38]. So, we had to pay commissions of $7 million. So, if we would have expected that $7 million, we would have had that in there.

Mark Duffell - Epicor Software - President and Chief Operating Officer

This is Mark. Also, more of our sales people, you know, exceeded their annual quotas than we anticipated going into Q4 because of the increased cellphone number.

John Mayetta - Needham and Company - Analyst

Okay. So, the next seller is the commission right?

Mark Duffell - Epicor Software - President and Chief Operating Officer

Yes, the way our plans are structured is that they’re back end loaded. So, if you’re closer to your quota or in fact over your quota, you’re getting paid at a higher rate.

John Mayetta - Needham and Company - Analyst

Got it. Thanks very much, everyone.

Mark Duffell - Epicor Software - President and Chief Operating Officer

Thank you, John.

Operator

Our next question comes from Steve Koenig with Keybanc.

Steve Koenig - Keybanc Capital Mkts - Analyst

Hi, gentlemen. Quick housekeeping question for Michael and then a more general question. Michael, do you have for us CapEx in the quarter and any acquisition, any purchase costs?

Michael Piraino - Epicor Software - Executive Vice President and CFO

Well, Cap Ex was about $3 million. Purchase costs—what are you asking about specifically?

Steve Koenig - Keybanc Capital Mkts - Analyst

Just acquisition related costs, appearing in the Investments section.

Michael Piraino - Epicor Software - Executive Vice President and CFO

Well, we did have some costs associated [with effective] in the press release in the reconciliation, and EBITDA and in the reconciliation to non-GAAP earnings. And there were really two costs associated there. One had to do with some legal and accounting costs associated with an acquisition we did not make. And then another one had to do with—we bought a forward contract on the purchase price for NSB because you may recall from the announcement of the deal that we were required to deliver pence, but [exterling] there, so we hedged that. And we took a loss on that contract but with more than—and in fact gained on the—as a result of having delivered less U.S. dollars. So, those were actually preformed that out in the non-GAAP earnings reconciliation for both non-GAAP earnings and EBITDA.

Steve Koenig - Keybanc Capital Mkts - Analyst

Okay. Thanks for the detail on that. And then another question then would be concerning your acquisition of NSB and your move to become a lot deeper in retail with more critical mass in retail. My questions there would relate to the idea that large deals in retail tend to be larger and in our experience, they can get delayed more. You know, the ERP decision or excuse me, the POS decision can come at the tail end of a lot of other decisions that happened. And it seems that it could make the execution potentially more volatile. How do you plan to manage that? And then related to that, how is the management team involved in that process? Is it really being run by the retail organization in a hands-off manner? Or how do you propose to have that structured?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

So, a couple comments—This is George, Steve. Couple comments there. One is, as you know, the biggest fish in the pond is the one that gets the most recognition. And we are clearly going to be the market leader in the specialty retail market’s base. So, the chance of us not playing in RPs and deals that are going down and especially retail market space I think are small. So, we are going to get more opportunities as a result of this acquisition, and that will be great for us. In addition to that, we said it as many ways as we could in the script here that we are taking a very conservative approach in the first half of the year with regard to retail new sales, and that our synergies that we have identified as a result of combining NSB and our retail group together are based totally on cost synergies and not on additional revenue synergies. And with all that said, we expect to get after it very quickly in rationalizing the products between POS and merchandising and get out to our customers and prospect base as soon as possible. And I would think that would be reasonably short term, what our go-forward product strategy is. And, Mark, you want to come out.

Mark Duffell - Epicor Software - President and Chief Operating Officer

Yes, just a couple things it’s worth remembering the sales in retail on just—into a new name account, so—and then we’ve—George has commented again on our strength and business, but a large percentage of the sales into retail customers are into our existing customer base. So—and less vulnerable from any downturn in the economy with those types of sales. With regard to your question on how we’re running the retail division. It will be a division headed by David Henning, a former COO of NSB. But within that division, all functions will work very closely with the equivalent ethical functions, and this is the same sort matrix management organization that’s been in place for the last few years which [sales seems] is worked very well for us.

Steve Koenig - Keybanc Capital Mkts - Analyst

Okay. That’s great. And just a quicker way to follow up, in terms of—I hear you loud and clear about your conservatism around the license assumptions from NSB. Have you—in terms of incorporating NSB license revenue, are you assuming any reduction because of any certain pruning or certain types of revenue or geographies? Or are you assuming some reductions or just delays? Maybe conservatism about it being more back half loaded.

George Klaus - Epicor Software - Chairman and Chief Executive Officer

Michael alluded to his script that during Q4, some current customers and prospects waited to buy both on our side and on NSB’s side until they saw the product, the go-forward product strategy of the combined organization. So, we’re being very conservative with regard to that. I think we—as I mentioned, we have not put any synergies, we have not counted on any synergies as a growth in the revenues, any revenues—yes, we have not—we believe all of our synergies are cost related and not revenue related, and we’ll continue to be very conservative in that regard and, so we’re—I think we’re taking a very conservative approach to the first half of the year with regard to the retail space.

Steve Koenig - Keybanc Capital Mkts - Analyst

Okay. Thanks a lot, appreciate it.

Operator

Let’s take our next question from Ajaykumar Kasargod with Piper Jaffray.

Brandon Chan - Piper Jaffray & Co. - Analyst

Branden Chen sitting in for Ajaykumar Kasargod. Just to add on to the previous question, are you currently assuming no license contribution for NSB in Q1 in the first half of 2008?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

We’re assuming minimal license contribution from them.

Brandon Chan - Piper Jaffray & Co. - Analyst

Okay. And then just—can you comment on the seasonal pattern of NSB business?

Mark Duffell - Epicor Software - President and Chief Operating Officer

This is Mark. It’s in line with their efforts, slightly skewed to the seasonality of the nonretail business with Q4 being typically a difficult quarter from a license standpoint. No seasonality that you’d see on the maintenance and service consulting line, but, you know, a weaker Q4 and pretty linear tip from a seasonality sample in any other courses.

Michael Piraino - Epicor Software - Executive Vice President and CFO

This is Michael. You might remember, when we talked about the seasonality associated with CRS, you’ve got kind of a cutover for retailers, where the systems have to be in and then working prior to the selling season, which really kind of kicks off our October 1st and through the holidays. So, on that, Mark’s exactly right. On the maintenance and consulting lines, you see basically normal linearity throughout the year, but on the license line, you see a little bit different.

Mark Duffell - Epicor Software - President and Chief Operating Officer

I know that seasonality has been based into our guidance.

Brandon Chan - Piper Jaffray & Co. - Analyst

Okay, thanks great. And one more question what—what one- time costs associated with MSB are effective in Q1?

Michael Piraino - Epicor Software - Executive Vice President and CFO

Well, any one-time costs we’re still in the process of can—we just started the integration meetings today, so we’re still in the process of determining what level of cost synergy and associated restructuring costs and so on, so we don’t have an estimate of those numbers today, although we certainly know what our goal is from a synergy perspective. Any of those costs, any of those restructuring costs would be pulled out in a non-GAAP earnings presentation at Q1, so they will not affect the non-GAAP guidance that we gave earlier.

Brandon Chan - Piper Jaffray & Co. - Analyst

Okay. Thank you very much.

Operator

(OPERATOR INSTRUCTIONS) Again, that is star one to ask a question. Moving on now to Abhey Lamba with UBS.

Abhey Lamba - UBS - Analyst

Yes, thank you. George. Michael can you talk about the growing things that you mentioned in the middle of last year? Are they all behind you, and now we should see smooth sailing from now on?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

I think Q4 should have solved that problem. I mean, we acknowledged some of those things at the end of Q3, Q4, we bifurcated the sales force to some degree and focused on making sure that the opportunities were balanced over the sales force. And as we’ve reported, we had a record Q4. We just had an unbelievably great sales kickoff meeting in a couple weeks ago, where we brought in our World Wide sales team. And everybody’s pumped up, everybody has their targets for 2008. And they’ve hit the street running and they know what they’re doing.

Abhey Lamba - UBS - Analyst

Okay,thanks. Said enough. Just one more, there was also some issue with the closed rate and larger deals and the assumptions behind them. Can you talk a little bit about the closed rates that you assuming in your guidance? And are you using different rates for larger bills and smaller bills?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

I [loss] his comment and then let Mark comment. That was something that we experienced during Q2 and Q3. And obviously, in Q4, those started to reconcile themselves, and we got our closed rates for the larger deals, you know, properly input into our pipeline if you will, and so where it may take 3 to 6 months to close some of the smaller deals, it takes 6 to 9 months to close some of the larger deals. And that was clearly rectified as we entered Q4, and we don’t expect that to be any kind of an issue going forward.

Mark Duffell - Epicor Software - President and Chief Operating Officer

The only thing I would add is yes, we bake in different close rate to different size of bills. And we’re very comfortable, but we can accurately forecast both the larger and the smaller bills moving forward.

George Klaus - Epicor Software - Chairman and Chief Executive Officer

Yes, as I mentioned earlier, our Q1 pipeline is scrubbed better than Q1 pipeline was a year ago because we’ve taken all these things into effect.

Abhey Lamba - UBS - Analyst

[Great]. Thank you.

Operator

Moving on, taking a question now from Terry Tillman with Suntrust Robinson.

Terry Tillman - Suntrust Robinson Humphrey - Analyst

Hi. Good afternoon, guys.

Mark Duffell - Epicor Software - President and Chief Operating Officer

Hi, Terry.

Terry Tillman - Suntrust Robinson Humphrey - Analyst

First question just relates to—so it sounds like, if I have this right, the various verticals you still are looking for 8% to 10% license growth, but as George commented, there’s a higher degree of conservatism even within your existing organic retail business, just taking into account, trying to bring these two retail businesses together. Can you help us in terms of—obviously, it’s not 8% to 10% license growth and the traditional Epicor retail business, what the growth might be in 2008 just in terms of your plan.

Mark Duffell - Epicor Software - President and Chief Operating Officer

This is Mark, Terry. We’re being very conservative on the retail line, but our guidance for all Epicor Software has remained as it was before.

Terry Tillman - Suntrust Robinson Humphrey - Analyst

Okay. But you—but, Mark, aren’t you guys saying, though, that the traditional CRS or just your traditional retail business Epicor before NSB, you are assuming a lower growth rate than the rest of the business for license sale? That’s correct, or do I have that wrong?

Mark Duffell - Epicor Software - President and Chief Operating Officer

We expect retail to be—flats are growing okay in 2008, and the rest of that to go business to be in line with previous guidance, with most of the retail growth being in the second half.

Terry Tillman - Suntrust Robinson Humphrey - Analyst

Okay, got it. And then in terms—Mark, since you’re on and you answer the question. I’m curious, aside from the bifurcating the sales force, any other changes you guys did in terms of the quotas or anything to kind of accelerate business or make it less lumpy or all of it to occur at the end of the year?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

We always increase quotas every year, so we did a slight increase in the quota to get more productivity out of our sales force. And one of our goals, of course, is to deliver a higher percentage of profitability than we do at percentage of revenue year-over- year. And one of the ways we do that is to get more productivity out of our organization and in particular, our sales force.

Mark Duffell - Epicor Software - President and Chief Operating Officer

And we’ve done a number of things to make sure everybody hits the ground running in Q1. We have plans out much earlier than we have done in the past. We’ve had a very early World Wide sales kickoff. And in fact we had an earlier achieve trip than we’ve had in prior years, so it’s that we can maximize the amount of selling time in Q1.

Terry Tillman - Suntrust Robinson Humphrey - Analyst

Okay, then just my final question relates to the hardware and other line item. You know, that looked higher than I was assuming, I guess this is a lack of my education here, but NSB business, did they have some of their own hardware? Is that why this hardware number looks more aggressive than I would have assumed? Or was that just off from my traditional CRS assumption?

Mark Duffell - Epicor Software - President and Chief Operating Officer

No, they had a higher component of hardware than did the traditional CRS business. So, that’s what you’re seeing there.

Terry Tillman - Suntrust Robinson Humphrey - Analyst

Okay. Thank you.

Operator

Moving on now to Richard Baldry with Canaccord Adams

Richard Baldry - Canaccord Adams - Analyst

Thanks. Sort of housekeeping, could over the [inaudible] the quarter then we will see that impact when you put NSB together, I mean, that’s a way to frame some of what NSB is today and where it could get to by the end of the other than the first quarter or end of the year. And then maybe talk about the maintenance was pretty strong. Even though the number of win backs was solid, it still seemed to be well above your sequential growth trend. Was there anything unusual on that line?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

Hey, Rich, it’s George. We had approximately 2,520 employees exiting Q4. NSB today has 600, a little over 600 employees, and it would be inappropriate for us to comment at this time what the synergy that we’re going to be developing over the next 14 days are going to result in, as we are in the middle of all the meetings going-forward. So, all I can tell you is you can be assured that we will reach the cost synergies that we projected when we made the offer to buy this company. So, if you ask me next quarter what our exiting employee rate, I’ll be happy to tell you. And you can take that versus 2,520, but I really can’t tell you that answer right now. While we have a good idea, it would be inappropriate for me to tell you that answer right now.

Richard Baldry - Canaccord Adams - Analyst

Sure. And on the maintenance side?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

Michael, you want to take that one?

Michael Piraino - Epicor Software - Executive Vice President and CFO

Maintenance to a head count?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

No.

Michael Piraino - Epicor Software - Executive Vice President and CFO

Can you repeat the question?

Mark Duffell - Epicor Software - President and Chief Operating Officer

Yes, repeat the second part of the question, Rich.

Richard Baldry - Canaccord Adams - Analyst

It was sequentially very strong in the quarter, well above any of the prior trends.

Michael Piraino - Epicor Software - Executive Vice President and CFO

You’re talking about the dollars and margins?

Richard Baldry - Canaccord Adams - Analyst

Right, yes.

Michael Piraino - Epicor Software - Executive Vice President and CFO

We had a very—I think we highlighted this in the script, but we had a very, very strong quarter from a win-back perspective. I think we had a record in terms of win backs, and so I think that probably accounts for the revenue side. On the cost side, number of years ago, and you know the story for a very long time, so you know this, the company embraced the whole concept of low-cost geographies, providing labor in low-cost geographies, and we did it in R&D. And really over this past year, I think we’ve done a really good job, as we the guys that are running and gals that are running consulting and support the other parts of our business, but they’ve been doing a very good job of moving additional labor to lower-cost geographies, and this has really started to engage from a consulting and support perspective. So, I don’t have the number off the top of my head, but I bet you we have 20% or 30% of our support people outside the U.S. at this time. And that certainly helps from a gross margin perspective. So, on the one hand, you’re winning back customers driving of revenue, you know pricing is kind of remaining relatively the same because it’s basically people who are renewing. And on the cost side, on a per head basis, you’re driving the cost down.

George Klaus - Epicor Software - Chairman and Chief Executive Officer

And while it’s not directly related to answer your question, you know, we have to be leading or at the very top of the industry in terms of customer retention, which we work very hard to do and stay in the mid 90s.

Richard Baldry - Canaccord Adams - Analyst

And could you also talk about the decision to split sales along the size of target customers? Do you think it’s better? What drove that? Is it because sort of the upper mid-market is moving at a different growth scale than maybe the lower end of the mid-market versus a decision I guess specialize more in vertical geography, which I think you still do as a sub category? Thanks.

Mark Duffell - Epicor Software - President and Chief Operating Officer

Now, this is Mark. The decision has been driven largely because of the difference in sales cycles and the way in which you sell to larger as opposed to smaller customers. And it requires a slightly different skill set, different length of sell cycles, so it makes a lot of sense to focus individual sales people on one or the other. So, we basically have three new not customer, but new sales teams. We have what you would call a sophisticated telesales team, which actually are all telesales. They do get on the plain and go visit customers for the lower end of our business. And then we have, if you will, our new sales team that calls on the—you know, calls on the—I’m not going to give you a number here, but on the mid-market companies, if you will, and then we have a strategic account team that calls on the Fortune 1,000 type of companies. And as you can guess, the traditional mid-market sales team is considerably larger than the other two.

Richard Baldry - Canaccord Adams - Analyst

Thanks. That will wrap a discussion on any significant large scale deals in the quart summer. I don’t know if you want to break them down by greater than a million or something like that? We have grabs on a great quarter.

George Klaus - Epicor Software - Chairman and Chief Executive Officer

Thanks. We had 2 over a million and 2 over a half a million and averaged 600,000 for our top 10.

Mark Duffell - Epicor Software - President and Chief Operating Officer

And other than that, and that’s license totally. And the 2 over a million, one was a retail sale, the other was a manufacturing sale.

Richard Baldry - Canaccord Adams - Analyst

Thanks.

Operator

And we have time for one final question. That will come from Brad Sills with Lehman Brothers.

Brad Sills - Lehman Brothers - Analyst

Hey, guys, Brad Sills here. Thanks for taking my question. My question is more just on the competitive side. You’ve obviously had some success this quarter in moving up market. That’s great. Just curious if there’s any subvertical or competitor that you’re seeing more success against in a certain vertical or just either in the subvertical or on a competitive front.

Mark Duffell - Epicor Software - President and Chief Operating Officer

The competitive landscape is pretty much the same, Brad. Now, we see Oracle, we see [SAP] and we see Microsoft in the majority of the deals that we playing. No vendor from a competitive standpoint is becoming stronger or weaker out of those three. So, the landscape is pretty much the same as it was in [prior]

George Klaus - Epicor Software - Chairman and Chief Executive Officer

The reason we get to move up market is because our functionality is very rich and because we’re Microsoft-based. Microsoft improves their scalability and our functionality adapts to that scalability. We can move into larger and larger enterprises and provide our product solutions at a significantly lower total cost of ownership to those customers than our competitors can.

Brad Sills - Lehman Brothers - Analyst

Got it. And then I guess going-forward with regard to the win back. Obviously, you’ve had some success there. Is there an install base, I guess, a finite set of customers that are currently coasting, their running licenses but not on maintenance that you are going after and you still see an opportunity there and, I guess, 2008?

George Klaus - Epicor Software - Chairman and Chief Executive Officer

Yes, we don’t see any reason why that should change a lot. I mean, like we said, we had 500 to 700 a year, you know, hopefully we will fill it all up at some point in time, but we still have thousands of customers that we can pursue for win backs.

Brad Sills - Lehman Brothers - Analyst

Got it. Great. Thanks.

Operator

And that concludes our question-and-answer session. I’d like to turn the conference back over to Mr. Klaus for additional or closing remarks.

George Klaus - Epicor Software - Chairman and Chief Executive Officer

Thank you. Well, in closing, I would like to, as I always do, personally thank every Epicor employee. Well, each of their commitments and dedication and hard work helped make 2007 a real another great year for Epicor. I’d also like to take this opportunity to welcome all of our new employees from NSB into the Epicor family. You know, this is a great combination of two very good companies. We have demonstrated, as a company, significant revenue and profitability growth over the past few years, and I look forward to continuing our momentum and achieving new records in 2008. So, look forward to talking to each and every one of you, and thank you for listening.

Operator

That concludes today’s conference call. Thank you for your participation, and have a good day.

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